Exhibit 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-162609) on Form S-3 and (Nos. 333-75800, 333-83187, 33-94234, 333-89798, 333-126129, 333-151113, 333-161231, 333-167324 and 333-175060) on Form S-8 of TranSwitch Corporation and subsidiaries of our report dated March 12, 2012, with respect to our audits of the consolidated financial statements and related consolidated financial schedule of TranSwitch Corporation and subsidiaries as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011, which report is included in the annual report on Form 10-K of TranSwitch Corporation and subsidiaries for the year ended December 31, 2011.

/s/ Marcum LLP

Hartford, Connecticut
March 12, 2012